Exhibit 99.1

Contact:	Chris Grandis	FOR RELEASE
	Director, Media Relations	May, 14, 2012
CSC Corporate
703-641-2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
CSC Corporate
703-641-3000
investorrelations@csc.com

CSC NAMES PAUL SALEH VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

FALLS CHURCH, Va., May 14 — CSC (NYSE: CSC) today announced the appointment of Paul Saleh to vice president and chief financial officer, effective May 23, 2012. Saleh, 55, will report to CSC President and Chief Executive Officer, Mike Lawrie, and will be responsible for CSC’s global financial operations. He previously held the position of senior vice president and chief financial officer at Gannett, an international news and information company based in Northern Virginia. Saleh succeeds Michael J. Mancuso, who announced his retirement in February 2012.

“Paul Saleh is exactly what we had in mind when we set out to find a new CFO” said Mike Lawrie, president and chief executive officer of CSC. “He has been a CFO for Fortune 500 companies during periods of transformation and brings exceptional experience in corporate controls and accounting discipline. His global perspective and proactive approach with the investment community were also important considerations in our decision. Paul will play an integral role as we execute our turnaround strategy to drive financial performance, profitability and restore investor confidence.”

“I would also like to thank Mike Mancuso for his leadership and contributions over the past several years. On behalf of the executive team and everyone at CSC, we wish Mike all the best in his retirement,” Lawrie continued.

Saleh’s joins CSC on  May 23, 2012 and becomes the Company’s chief financial officer upon the retirement of Mancuso who is expected to retire upon the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2012.

About Paul Saleh

Saleh has more than 25 years of corporate finance experience. Prior to his tenure as CFO at Gannett Co., he served as CFO for leading brands including Walt Disney International and Sprint Nextel. Upon leaving Sprint Nextel in 2008, Saleh launched Menza Partners, an operational and financial advisory group focusing on media, telecommunications, and technology industries. Prior to the merger between Sprint and Nextel Communications Inc., Saleh was executive vice president and CFO of Nextel Communications from 2001 to 2005 where he led a profitability increase as Nextel’s revenues grew to $16 billion and market value increased more than tenfold. Saleh served as senior vice president and CFO of Walt Disney International where he held other senior financial positions since 1997. Before joining Walt Disney, Saleh was with Honeywell Inc. for 12 years, where he was vice president and treasurer from 1994 to 1997, and held other various leadership positions in finance, treasury, investor relations, strategic planning and operations.

Saleh holds a Master of Business Administration with distinction in Finance; a Master of Science in Computer, Information & Control Engineering; and a Bachelor of Science in Electrical Engineering, all from the University of Michigan. Paul resides with his family in the Washington D.C., metropolitan area.

About CSC

CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 98,000 employees and reported revenue of $16.0 billion for the 12 months ended December 30, 2011. For more information, visit the company’s website at www.csc.com.

-more-